Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-48972) pertaining to the Tellabs Operations, Inc., a wholly owned subsidiary of Tellabs, Inc., Profit Sharing and Savings Plan, of our report dated May 14, 2003, with respect to the financial statements of Tellabs Operations, Inc., a wholly owned subsidiary of Tellabs, Inc., Profit Sharing and Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s Ernst & Young LLP
Ernst & Young LLP
Chicago, Illinois
June 27, 2003